Exhibit 10.2

CONSULTANT AGREEMENT

This Agreement is made and entered into as of the 22nd day of April, 2005 between Cotelligent, Inc. and CEOcast, Inc. (the “Consultant”).

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Purpose. The Company hereby employs the Consultant during the Term (as defined below) to render Investor Relations services to the Company, upon the terms and conditions as set forth herein.

2.	Term. This Agreement shall be effective for a three-month period (the “Term”) commencing on the date hereof.

3.	Duties of Consultant. During the term of this Agreement, the Consultant shall provide to the Company those services outlined in Exhibit A. Notwithstanding the foregoing, it is understood and acknowledged by the parties that the Consultant: (a) shall perform its analysis and reach its conclusions about the Company independently, and that the Company shall have no involvement therein; and (b) shall not render advice and/or services to the Company in any manner, directly or indirectly, that is in connection with the offer or sale of securities in a capital raising transaction or that could result in market making.

4.	Expenses. The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred by it in connection with services requested by the Company, including, but not limited to, all charges for travel, printing costs and other expenses spent on the Company’s behalf. The Company shall immediately pay such expenses upon the presentation of invoices. Consultant shall not incur more than $500 in expenses without the express consent of the Company.

5.	Compensation. Following the month to month consultant agreement the Company has had with Consultant since January 2005, the Consultant shall continue to receive the monthly fee $7,500 in April 2005 and May 2005 related to services for May 2005 and June 2005, respectively. In addition, effective April 22, 2005, the Company shall issue 500,000 shares of fully-paid non-assessable shares of common stock (the “Common Stock”). Company agrees to register the Common Stock in connection with the next registration of its securities. Company shall pay any unpaid Consultant’s Expenses under Section 4 at the end of the Agreement. Company agrees to provide a legal opinion allowing Consultant to sell its Common Stock under Rule 144.

6.	Investment Representations. The Consultant hereby represents and warrants to the Company as follows:

The Consultant is acquiring the Common Stock solely by and for its own account, for investment purposes only and not for the purpose of resale or distribution; and the Consultant has no contract, undertaking, agreement or arrangement with any person to sell, transfer, distribute, fractionalize, pledge, or otherwise dispose of to such person or anyone else any shares of Common Stock; and the Consultant has no present plans or intentions to enter into any such contract, undertaking or arrangement.

The Consultant acknowledges that (i) it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (ii) it has such knowledge and experience in financial and business matters in general that it has the capacity to evaluate the merits and risks of an investment in the Common Stock and to protect its own interest in connection with an investment in the Common Stock; (iii) it is able to bear the economic risk of its investment in the Common Stock for an indefinite period of time; (iv) the Company has made available to it the opportunity to evaluate the merits and risks of its investment in the Company; (v) it has been afforded access to information about the Company and the opportunity to ask questions of, and to receive answers from, officers and directors of the Company concerning the Company, its business and financial condition and any other matters relating to the operation of the Company and the offering of the Common Stock; (vi) it has not purchased the Common Stock as a result of any general solicitation or advertising (as those terms are used in Regulation D of the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or seminar or meeting who’s attendees have been invited by general solicitation or general advertising and (vii) it is not relying on any communication (written or oral) of the Company, other than those written representations in this Agreement, as investment advice or as a recommendation to acquire the Common Stock.

The Consultant understands that the Common Stock has not been registered under the Securities Act of 1933, as amended, or the securities laws of any State. The Consultant agrees and represents that it will not voluntarily sell, assign, pledge or otherwise dispose of any Common Stock or any portion thereof unless, there is delivered to the Company evidence, satisfactory to the Company, which may include an opinion of counsel reasonably acceptable to the Company, to confirm that such Common Stock may be legally sold or disposed of without registration or qualification under the applicable state or federal statutes, or the Common Stock shall have been so registered or qualified and an appropriate registration statement shall then be in effect; the Consultant understands that the certificates representing the Common Stock will bear a legend containing the foregoing restriction.

The Consultant is fully aware that the Common Stock is being issued and sold to the Consultant in reliance upon the exemption provided for in Section 4(2) of the Act and Rule 506 promulgated thereunder and similar exemptions provided under state securities laws on the grounds that no public offering is involved and that the representations, warranties and agreements set forth in this Agreement are essential to the claiming of such exemptions.

7.	Further Agreements. Because of the nature of the services being provided by Consultant hereunder, Consultant acknowledges that if it may receive access to Confidential Information (as defined in Section 6 hereof) and that, as a consultant to the Company, it will attempt to provide advice that serves the best interest of the Company. Because of the uniqueness of this relationship, the Consultant covenants and agrees that, with respect to the Common Stock that it receives. Consultant shall, at all times that it is the beneficial owner of such shares, vote such shares on all matters coming before it as a stockholder of the Company in the same manner as the majority of the Board of Directors of the Company shall recommend.

8.	Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it may be given access to confidential information which may include the following types of information; financial statements and related financial information with respect to the Company and its subsidiaries (the “Confidential Financial Information”), trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively, “Confidential Information”).

Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Consultant from disclosing any Confidential Information (a) which at the time of disclosure. Consultant can demonstrate either was in the public domain and generally available to the public or thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act of the Consultant; (b) which Consultant can establish was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from Consultant under an obligation of confidence; (c) which Consultant can show was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or (d) to the extent that the Consultant can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

9.	Governing Law; Venue; Jurisdiction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to principles of conflicts or choice of law thereof. Each of the parties consents to the jurisdiction of the U.S. District Court in the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens. to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at it address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury.

10.	Miscellaneous.

(a)	Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to the Company, addressed to it at 655 Montgomery Street, Suite 1000, San Francisco, CA 94111 or if to the Consultant, addressed to it at CEOcast, Inc., 55 John Street, 11th Floor, New York, New York 10038, Attention: Administrator, facsimile number: (212) 732-1131, or to such address as may hereafter be designated in writing by one party to the other. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date delivered by hand or by facsimile with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated above (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

(b)	This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

(c)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

(d)	This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

(e)	This agreement supersedes any prior written or verbal agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

COTELLIGENT, INC.

By:	/s/ Curtis Parker

CEOCAST, INC.

By:	/s/ Michael Wachs

EXHIBIT A

1. Meetings with small-cap brokerage firms and brokers to develop support for the company’s stock and research coverage.

2. Company featured on the Home Page of CEOcast Internet site for one week each quarter.

3. The writing and distribution of press releases to over 275,000 opt-in investors.

4. Company covered in CEOcast weekly newsletter.

5. Calls to 200 brokers on each news release. These brokers can buy small-cap securities in particular.

6. Interviews on ceocast.com that will be distributed to over 275,000 opt-in media investors registered on the CEOcast Internet site.

7. Dedicated investor line to handle call volume.

8. Strategic advice and other customary IR services.

9. Meetings with micro-cap institutional investors.

10. Market surveillance.

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